                                                                    EXHIBIT 11.0
                                                                    FORM 10-Q
                                                                    PART II
                                                                    PAGE 14



                        Computation of Earnings per Share
                      (In thousands, except per share data)

                                        Three Months Ended
                                             June 30,
                                             --------
                                          1997       1996
                                          ----       ----
Primary

Average shares outstanding of
Common Stock                              5,571      6,082

Net effect of dilutive stock options-
based on the treasury stock method           --        219
                                        -------    -------
           Total                          5,571      6,301
                                        =======    =======

Net (loss) income                       $  (566)   $   744

Per share amount                        $  (.10)   $   .12
                                        =======    =======

                                          1997       1996
                                          ----       ----
Fully Diluted

Average shares outstanding of
Common Stock                              5,571      6,082

Net effect of dilutive stock options-
based on the treasury stock method           --        219
                                        -------    -------
           Total                          5,571      6,301
                                        =======    =======

Net (loss) income                       $  (566)   $   744

Per share amount                        $  (.10)   $   .12
                                        =======    =======
